EXHIBIT 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: April 27, 2006	Contact: Media	Investor Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter 2006, EE reported net income of $9.4 million, or $0.19 basic and diluted earnings per share. In the first quarter of 2005, EE had net income of $4.8 million or $0.10 basic and diluted earnings per share.

“We are pleased with the earnings increase in the first quarter,” said Gary Hedrick, President and CEO. “Earnings increased despite having to overcome challenges such as reduced output at Palo Verde Unit 1, mild weather, and increased maintenance expenses at our gas-fired generating plants.”

Earnings Summary

The table and explanations below present the major factors affecting 2006 earnings, relative to 2005.

	Quarter Ended
	Earnings	Basic EPS
March 31, 2005	$4,757	$0.10
Changes in (net of tax):
Depreciation and amortization	3,939	0.08
Interest on long-term debt	2,048	0.04
Retail base revenues	1,903	0.04
New Mexico capacity cost adjustment	1,578	0.03
Fossil fuel plant maintenance	(1,467)	(0.03)
Taxes other than income taxes	(1,329)	(0.03)
Palo Verde operations and maintenance	(1,014)	(0.02)
Off-system retained sales margin	(911)	(0.02)
Other	(135)	0.00

March 31, 2006	$9,369	$0.19

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

First Quarter

Earnings for the quarter ended March 31, 2006, when compared to the quarter ended March 31, 2005 were positively affected by:

•	Decreased depreciation expense as a result of completing the recovery of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation which ended in July 2005.

•	Decreased interest on long-term debt in 2006 resulting from refinancing the Company’s first mortgage bonds in May 2005 and reissuing and remarketing pollution control bonds in August 2005.

•	Higher retail base revenues due to increased retail kilowatt-hour sales in 2006.

•	A fuel revenue adjustment based on a final order of the New Mexico Public Regulation Commission finding that the Company can recover purchased power capacity costs through its New Mexico fuel adjustment clause.

Earnings for the quarter ended March 31, 2006, when compared to the quarter ended March 31, 2005 were negatively affected by:

•	Increased maintenance costs at our gas-fired generating plants.

•	Increased taxes other than income taxes primarily due to increased revenue-related taxes attributable to higher fuel and base revenues and the collection of fuel surcharges in Texas.

•	Increased Palo Verde non-fuel operations and maintenance expenses.

•	Decreased retained margins from off-system sales.

Key Earnings Drivers

The Company’s earnings are largely influenced by base revenues from retail electric customers, off-system sales margins and Palo Verde operations.

Retail Base Revenues

Retail base revenues increased by $3.1 million or 3.3% in the first quarter of 2006 compared to the same period in 2005 primarily due to increased revenues from residential, small commercial and industrial customers, and public authority customers. Residential base revenues increased by $0.4 million or 1.2% in the first quarter of 2006 compared to the same period in 2005 primarily as a result of a 2.7% increase in the average number of residential customers. The increase in residential customer growth was partially offset by a decrease in average usage per customer due to milder than normal winter weather conditions. During the first quarter of 2006, heating degree days were at least 15% below both last year and the 10-year average.

Base revenues from small commercial and industrial customers and public authorities increased $2.4 million or 5.0% in the first quarter of 2006 compared to the same period last year primarily as a result of a 3.3% and 5.4% increase in the average number of small commercial and industrial customers and public authority customers, respectively.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Off-system Sales

The Company continues to make off-system sales in the wholesale power markets when competitively priced excess power is available from its generating plants and purchased power contracts. The table below shows megawatt-hours of off-system sales and the pre-tax margins realized and retained by the Company for the quarters ended March 31, 2006 and 2005.

	Quarter Ended March 31
	2006	2005
MWh sales	387,878	587,111
Total margins (in thousands)	$7,726	$12,531
Retained margins (in thousands)	$6,250	$7,719

Gross margins were reduced almost $5 million due to the decline in competitively priced energy available for sale in the economy energy market. The decline in available energy is directly attributable to a decline in output at the Palo Verde station due to significantly reduced output and outages at Unit 1. Higher revenues per MWh in the first quarter of 2006 were offset by an increase in fuel costs for off-system sales transactions. Net margins retained by the Company were reduced by $1.5 million as the decrease in gross off-system sales margins was partially offset by the increase in the Company’s share of such margins in Texas to 75% beginning in July 2005 from the previous 50% as a result of the rate settlement with the City of El Paso. The margin sharing provisions of the rate settlement are subject to approval by the Public Utility Commission of Texas (PUCT). The Company filed a request with the PUCT, (which is still pending) to approve the increase in the Company’s share of off-system sales margins in the first quarter of 2006.

The table below shows revenues, costs and margins from off-system sales on a per MWh basis for the first quarter of 2005 and 2006.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2005	$45.49	$24.15	$21.34
March 31, 2006	$68.99	$49.07	$19.92

Palo Verde Operations

The Company owns approximately 600 megawatts (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects the Company’s ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of the Company’s non-fuel operating expenses. Generation from Palo Verde declined 23.5% in the quarter ended March 31, 2006 compared to the same period in 2005.

As previously disclosed, Palo Verde Unit 1 had been operating at reduced power levels since December 25, 2005 due to vibration in one of its shutdown cooling lines. An outage began March 18, 2006, during which inspections and tests were performed by APS, the operator of Palo Verde, in preparation for an APS planned 35-40 day outage to begin in June 2006 during which modifications would be made to attempt to remedy the situation. APS informed the Company that as a result of tests performed during the March outage, vibration limits could be exceeded under a limited number of scenarios if the unit returned to service at reduced power levels. Consequently, rather than pursue operating modifications to bring the unit back into service at a reduced level, APS informed the Company that the unit will remain shutdown and undergo pre-work and additional engineering tests in connection with the previously planned June outage. APS informed the Company that such

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

pre-work and testing may be performed earlier with the goal of returning the unit to full power for more of the peak summer months. While the outage at Palo Verde Unit 1 will negatively impact off-system sales margins, historically the Company has made fewer off-system sales in the second quarter relative to the first quarter. Off-system sales margins retained by the Company in the second quarter of 2005 were $0.7 million. If Palo Verde Unit 1 continues to operate at a reduced capacity beyond June 2006, the adverse financial impact on EE could increase and would continue to include foregone wholesale margins, higher capital and/or operating costs and increased purchased power and other costs.

Palo Verde operations and maintenance costs increased $1.0 million, net of tax, or $0.02 per basic share for the quarter ended March 31, 2006 compared to the same period last year primarily due to maintenance at Unit 3 in preparation for a scheduled refueling outage and the outage at Unit 1.

Capital and Liquidity

At March 31, 2006, common stock equity comprised 47.3% of the Company’s permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

No common stock or long-term debt was repurchased during the first quarter of 2006. The Company may in the future make purchases of its stock at open market prices and may engage in private transactions, where appropriate.

The Company saw a significant increase in cash flows from operating activities in 2006 relative to 2005. Cash flow from operating activities for the three month period ended March 31, 2006 was 174% of cash requirements for capital additions and other capital requirements compared to 147% in 2005. Cash flow from operations was positively impacted by the collection of $10.5 million of Texas fuel surcharges in the first quarter of 2006 and by an increase in deferred taxes. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. The Company records deferred fuel revenues and a deferred asset for the under-recovery of fuel costs until they can be recovered from Texas customers. In July 2005 the Company filed for an increase in its fixed fuel factor and to surcharge fuel under-recoveries with the PUCT. A settlement allowed the Company, beginning in October 2005, to increase its fixed fuel factor and to surcharge $53.6 million of fuel under-recoveries over a 24-month period. In January 2006, the Company again filed with the PUCT to increase its fixed fuel factor and surcharge approximately $34 million of additional fuel under-recoveries, including interest through the surcharge period, over a twelve-month period. The Company received an interim order approving the new fuel factor and surcharge which became effective February 2006.

Overall, cash flow in the current quarter was up significantly relative to the same period in 2005. The aforementioned significant increase in operating cash flows was partially offset by an approximate $5.1 million increase in cash used for investing activities, primarily the result of a $4.1 million increase in cash property additions.

2006 Earnings Guidance

EE is reiterating its earnings guidance for 2006 of $1.10 to $1.35 per basic share. This earnings guidance assumes Palo Verde Unit 1 returns to its historical operating levels in early July 2006.

Conference Call

A conference call to discuss first quarter 2006 earnings is scheduled for 4 p.m. Eastern Time, Thursday, April 27, 2006. The dial-in number is 877-709-5342 with a passcode of 2006. The conference leader will be Scott Wilson, Executive Vice President and Chief Financial and Administrative Officer of EE. A replay will run

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

through May 12, 2006. The dial-in number is 800-685-9501 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com and on http://www.streetevents.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) disallowance of the retention of 75% of off-system sales margins by the PUCT; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde; (vii) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (viii) deregulation of the electric utility industry; (ix) reduced wholesale margins and increased cost of purchased power for the length of time during which Palo Verde Unit 1 does not operate; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xii) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended March 31, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$96,481	$93,390	$3,091	(a)
Off-system sales margins, net of sharing	6,250	7,719	(1,469	)(b)
Other	6,586	2,361	4,225	(c)

Operating Revenues Net of Energy Expenses	109,317	103,470	5,847

Other Operating Expenses:
Other operations and maintenance	41,369	36,748	4,621
Palo Verde operations and maintenance	15,710	14,075	1,635
Taxes other than income taxes	12,560	10,416	2,144
Other income	131	91	40

Earnings Before Interest, Taxes, Depreciation and Amortization	39,809	42,322	(2,513	)(d)

Depreciation and amortization	17,218	23,570	(6,352)
Interest charges	7,647	11,019	(3,372)

Income Before Income Taxes	14,944	7,733	7,211

Income tax (expense) benefit	(5,575)	(2,976)	(2,599)

Net Income	$9,369	$4,757	$4,612

Basic Earnings per Share	$0.19	$0.10	$0.09

Diluted Earnings per Share	$0.19	$0.10	$0.09
Weighted average number of shares outstanding	48,132	47,405	727

Weighted average number of shares and dilutive potential shares outstanding	48,656	48,250	406

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $6.6 million and $6.5 million, respectively.
(b)	Texas customers received 25% of margins in the first quarter of 2006 and 50% in the first quarter of 2005.
(c)	Other revenues includes a $2.5 million adjustment to deferred fuel revenues, reflecting a New Mexico Public Regulation Commission decision which includes purchased power capacity charges in the fuel adjustment clause.
(d)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Three Months Ended March 31, 2006 and 2005

(In thousands and Unaudited)

	2006	2005
Cash flows from operating activities:
Net income	$9,369	$4,757
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	17,218	23,570
Deferred income taxes, net	5,500	(2,152)
Other	7,178	7,579
Change in working capital items:
Net recovery (deferral) of fuel revenues	12,964	2,528
Other	(3,886)	(3,021)

Net cash provided by operating activities	48,343	33,261

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(22,968)	(18,914)
Cash additions to nuclear fuel	(2,129)	(1,949)
Decommissioning trust funds	(2,240)	(2,054)
Other	(389)	336

Net cash used for investing activities	(27,726)	(22,581)

Cash flows from financing activities:
Nuclear fuel financing obligation	(910)	(1,961)
Other	(85)	1,830

Net cash used for financing activities	(995)	(131)

Net increase in cash and temporary investments	19,622	10,549

Cash and temporary investments at beginning of period	7,956	29,401

Cash and temporary investments at end of period	$27,578	$39,950

Cash Interest Payments	$2,639	$12,104

El Paso Electric Company

Quarter Ended March 31, 2006 and 2005

Sales and Revenues Statistics

	2006	2005	Increase (Decrease)
MWh sales:
Retail:
Residential	451,163	449,464	0.4%
Commercial and industrial, small	449,607	435,490	3.2%
Commercial and industrial, large	261,464	267,840	(2.4)%
Public authorities	282,226	268,046	5.3%

Total retail sales	1,444,460	1,420,840	1.7%

Wholesale:
Sales for resale	9,237	8,165	13.1%
Off-system sales	387,878	587,111	(33.9)%

Total wholesale sales	397,115	595,276	(33.3)%

Total MWh sales	1,841,575	2,016,116	(8.7)%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$37,165	$36,722	1.2%
Commercial and industrial, small	34,888	33,531	4.0%
Commercial and industrial, large	9,045	8,776	3.1%
Public authorities	15,036	14,036	7.1%

Total retail base revenues	96,134	93,065	3.3%
Wholesale:
Sales for resale	347	325	6.8%

Total base revenues	96,481	93,390	3.3%

Fuel revenues
Recovered from customers during the period	50,715	32,070	58.1%
Change in deferred fuel revenues	(2,588)	(2,542)	1.8%
New Mexico fuel in base revenues	6,617	6,545	1.1%

Total fuel revenues	54,744	36,073	51.8%

Off-system sales	26,759	26,710	0.2%
Other	4,445	3,012	47.6%

Total operating revenues	$182,429	$159,185	14.6%

Off-system sales (in thousands):
Gross margins	$7,726	$12,531	(38.3)%
Retained margins	6,250	7,719	(19.0)%

Average number of retail customers:
Residential	305,704	297,585	2.7%
Commercial and industrial, small	32,220	31,181	3.3%
Commercial and industrial, large	58	57	1.8%
Public authorities	4,803	4,559	5.4%

Total	342,785	333,382	2.8%

Number of retail customers (end of period):
Residential	306,574	298,388	2.7%
Commercial and industrial, small	32,325	31,267	3.4%
Commercial and industrial, large	58	57	1.8%
Public authorities	4,809	4,550	5.7%

Total	343,766	334,262	2.8%

Weather statistics			10 Yr Average
Heating degree days	1,024	1,207	1,221
Cooling degree days	13	2	11

El Paso Electric Company

Quarter Ended March 31, 2006 and 2005

Generation and Purchased Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	934,168	1,220,979	(23.5)%
Four Corners	207,511	192,810	7.6%
Gas plants	446,360	504,276	(11.5)%

Total generation	1,588,039	1,918,065	(17.2)%
Purchased power	410,470	259,954	57.9%

Total available energy	1,998,509	2,178,019	(8.2)%
Line losses and Company use	156,934	164,459	(4.6)%

Total MWh sold	1,841,575	2,013,560	(8.5)%

Palo Verde capacity factor	70.6%	94.0%
Four Corners capacity factor	91.2%	86.8%

El Paso Electric Company

Financial Statistics

At March 31, 2006 and 2005

(In thousands, except number of shares and book value per share)

Balance Sheet	2006	2005
Cash and Temporary Investments	$27,578	$39,950

Common Stock Equity	$567,863	$536,500
Long-Term Debt, Net of Current Portion	590,845	183,555
Financing Obligations, Net of Current Portion	19,330	18,418

Total Capitalization	$1,178,038	$738,473

Current Portion of Long-Term Debt and Financing Obligations	$21,665	$389,764

Number of Shares	48,303,868	47,730,776

Book Value Per Common Share	$11.76	$11.24